UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 24, 2006

Date of Report (Date of earliest event reported)

USI Holdings Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50041	13-3771733
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

555 Pleasantville Road, Suite 160 South

Briarcliff Manor, NY 10510

(Address of principal executive offices)

(914) 749-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 27, 2006, USI Holdings Corporation (the “Company”) issued a press release announcing that it had entered into a Credit Agreement dated as of March 24, 2006 by and among the Company, various lending institutions that are parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”). A copy of the press release is attached hereto as Exhibit 99.1.

The Credit Agreement provides for a new $285 million senior secured credit facility, comprised of a $210 million term loan and a $75 million revolving credit facility with final maturities in March 2011. The Company’s obligations under the Credit Agreement are guaranteed by all of the Company’s material domestic subsidiaries. The Credit Agreement replaced the Company’s prior senior secured Credit Agreement.

The Credit Agreement contains provisions that limit the Company’s ability to pay dividends or make other distributions to stockholders, consummate acquisitions and incur certain indebtedness. These limitations are subject to important exceptions, including one that permits the Company to repurchase shares of its common stock or otherwise pay dividends to stockholders in an amount not to exceed $20 million in 2006 and additional amounts in each fiscal year thereafter not to exceed for any such fiscal year the sum of $5.0 million plus 25% of the Company’s prior year’s Net Cash Earnings (as defined in the Credit Agreement). The Credit Agreement also contains financial covenants that must be met with respect to fixed charges coverage and limitations on consolidated debt and capital expenditures. All of the stock of the Company’s operating subsidiaries and certain other identified assets of the Company are pledged as collateral to secure the credit facility. Proceeds from the new term loan facility drawn on March 24, 2006 were used to pay all outstanding amounts under the prior Credit Agreement and amounts under the new revolving credit facility will be used for general corporate purposes. In connection with this transaction, the Company will record expense of approximately $2.1 million to write off the unamortized deferred financing costs on the prior Credit Agreement.

A copy of each of the Credit Agreement and the Subsidiaries Guaranty is attached to this report as Exhibits 10.1 and 10.2, respectively, and is incorporated herein by reference as though it were fully set forth herein. The description above is a summary of the Credit Agreement and the Subsidiaries Guaranty and is qualified in its entirety by the complete text of those documents.

Item 1.02.	Termination of a Material Definitive Agreement.

Also on March 24, 2006, the Company terminated its Credit Agreement by and among the Company, various lending institutions parties thereto, JPMorgan Chase Bank, as Administrative Agent and Bank of America, N.A., as Syndication Agent, dated as of August 11, 2003, and amended on March 26, 2004 and January 11, 2005.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 8.01.	Other Events.

On March 28, 2006, the Company issued a press release announcing that its Board of Directors has adopted a plan that authorizes the Company to repurchase shares of its common stock up to the limits set forth within the Credit Agreement described in Item 1.01 of this Current Report. A copy of the press release is attached hereto as Exhibit 99.2. Under the Credit Agreement, the Company may purchase up to $20 million worth of its Common Stock during 2006. The amount and timing of specific repurchases will be at the discretion of the Company’s management and subject to market conditions and other factors. Repurchases may be effectuated through open market and/or privately negotiated transactions.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Credit Agreement by and among the Company, various lending institutions who are parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of March 24, 2006.

10.2	Subsidiaries Guaranty by and among the Subsidiaries of the Company party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of March 24, 2006.

99.1	Press Release of USI Holdings Corporation dated March 27, 2006 announcing the new Credit Agreement.

99.2	Press Release of USI Holdings Corporation dated March 28, 2006 announcing the new Stock Repurchase Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 29, 2006

USI HOLDINGS CORPORATION

By:	/s/ ERNEST J. NEWBORN, II
Name: Ernest J. Newborn, II Title: Senior Vice President, General Counsel and Secretary